Exhibit 10.46

SECOND AMENDED AND RESTATED
RADIOSHACK CORPORATION
OFFICERS’ SEVERANCE PROGRAM

1.    PURPOSE OF PROGRAM.  The purpose of the Second Amended and Restated RadioShack Corporation Officers’ Severance Program (the “Program”) is to retain well-qualified individuals as officers of RadioShack Corporation, and to provide a benefit to each such individual if his/her employment is terminated prior to the third anniversary of the Effective Date (as defined below), under qualifying circumstances.  The Program is intended to qualify as a “top-hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in that it is intended to be an “employee benefit plan” (as such term is defined under Section 3(3) of ERISA) which is unfunded and provides benefits only to a select group of management or highly compensated employees of the Company and/or its Subsidiaries.  The Program has been amended, effective as of December 31, 2010.

2.  DEFINITIONS.  The following terms shall have the following meanings unless the context indicates otherwise:

(a)    “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Participant (as hereinafter defined) on behalf of the Company during the period ending on the Termination Date in accordance with the Company’s business expense reimbursement policies, (iii) vacation pay as required by law, and (iv) bonuses and incentive compensation; provided that the Program shall in no event be deemed to modify, alter or amend the terms of any plan, policy, practice or program of, or any contract or agreement with, the Company or any Subsidiary applicable to the time and form of payment of any such amounts, and all amounts shall be paid in accordance with the terms of such plan, policy, practice or program under which the amounts have accrued.

(b)    “Applicable Benefits Schedule” with respect to a Participant shall mean the Benefits Schedule applicable to the Participant based on his or her position with the Company or, if applicable, a Subsidiary.

(c)    “Beneficiary” The Participant’s estate shall be deemed to be the Participant’s designated Beneficiary.

(d)    “Benefits Schedule” shall mean a separate Benefits Schedule, if any, adopted as part of the Program, which Schedule sets forth certain provisions relating to the determination of eligibility for and/or the amount of Severance Benefits payable under the Program.

(e)    “Board” shall mean the Board of Directors of the Company.

(f)    “Cause” means (i) the Participant is convicted of a felony or of any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a reasonable determination by the Committee that, (A) the Participant has willfully and continuously failed to perform his/her duties (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Participant which specifically identifies the manner(s) in which the Participant has not performed his/her duties, (B) the Participant has engaged in illegal conduct, an act of dishonesty, moral turpitude, dishonesty, fraud, theft, financial impropriety or gross misconduct injurious to the Company or any Subsidiary, or (C) the Participant has violated a material provision of the Company’s Code of Ethics, Financial Code of Ethics, or Participant’s fiduciary duty to the Company or any Subsidiary.

(g)    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, as amended.  Any references to Code sections or related Treasury Regulations are intended to include any successor provisions thereto.

(h)    “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board as from time to time appointed by the Board from among its members.  The initial Committee shall be the Board’s Management Development and Compensation Committee.  In the absence of an appointed Committee, the Board shall function as the Committee under the Program.

(i)    “Company” shall mean RadioShack Corporation, a Delaware corporation, including any successor entity or any successor to the assets or business of the Company.   “Company” shall not include any Subsidiary.

(j)    “CIC Agreement” shall include any termination protection agreement or similar agreement entered into by the Company or any Subsidiary and a Participant and the Company’s Third Amended and Restated Termination Protection Plan “Level I” by which a Participant may be covered.

(k)    “Effective Date” shall mean December 31, 2008.

(l)    “ERISA” shall have the meaning ascribed to such term in Section 1.

(m)     “Good Reason” shall have the meaning ascribed to such term in a Participant’s Applicable Benefits Schedule if said schedule contains a definition of, and thus a right to terminate for, Good Reason.

(n)    “Participant(s)” shall have the meaning set forth in Section 3.

(o)    “Program” shall have the meaning ascribed to such term in Section 1.

(p)    “Qualifying Termination” shall mean (i) involuntary termination by the Company of the employment of the Participant with the Company and all of its Subsidiaries for any reason other than death, disability or Cause, or (ii) resignation of the Participant for Good Reason if such Participant’s Applicable Benefits Schedule contains a right to terminate for Good Reason.

(q)    “Retention Period” shall mean the period beginning on the Effective Date and ending on the third anniversary of the Effective Date.

(r)    “Severance Benefits” shall mean the compensation and benefits provided to a Terminated Participant pursuant to Sections 5 and 6 of the Program.

(s)    “Severance Period” shall mean the number of months a specific Terminated Participant is entitled to receive Severance Benefits, which period shall be expressly provided for by the Committee with respect to the Participant’s participation herein and set forth on the Applicable Benefits Schedule.

(t)    “Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than fifty percent (50%) of the “voting stock” (meaning the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation) or any other business entity in which the Company directly or indirectly has an ownership interest of more than fifty percent (50%).

(u)    “Terminated Participant” shall mean a Participant whose employment with the Company and/or a Subsidiary has been terminated under circumstances constituting a Qualifying Termination as described in Section 5 below.

(v)    “Termination Date” shall mean the date a Terminated Participant’s employment with the Company and/or a Subsidiary is terminated as described in Section 5 below.

3.    PARTICIPATION.  All executive officers, senior vice presidents, vice presidents, assistant secretaries and assistant treasurers of the Company (collectively, the “Participants”) shall participate in the Program.  An officer of a Subsidiary of the Company shall be considered a Participant only if the Committee has specifically designated such officer as such (as well as designating such officer’s applicable Benefits Schedule as described below), and such designation is in effect as of the Termination Date.  Benefits Schedule I shall apply only to the Chief Executive Officer of the Company.  Benefits Schedule II shall apply only to the executive officers of the Company (other than the Chief Executive Officer of the Company).  Benefits Schedule III shall apply only to the senior vice presidents of the Company.  Benefits Schedule IV shall apply to the vice presidents, assistant secretaries and assistant treasurers of the Company.  Notwithstanding the preceding, if the Committee specifically designates an officer of a Subsidiary as a Participant in the Program, the Committee may designate one of Benefits Schedules I through IV to apply to such officer, in which case references to “Company” shall refer to the Subsidiary as deemed applicable.

4.    ADMINISTRATION.

(a)    Responsibility.  The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Program in accordance with its terms.

(b)    Authority of the Committee.  The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Program, including but not limited to the following:

(i)    to determine eligibility for participation in the Program;

(ii)    to establish the terms and provisions of, and to adopt as part of the Program, one or more Benefits Schedules setting forth, among other things, the Severance Period and such other terms and provisions as the Committee shall determine;

(iii)    to calculate a Participant’s Severance Benefits;

(iv)    to correct any defect, supply any omission, or reconcile any inconsistency in the Program in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(v)    to issue administrative guidelines as an aid to administer the Program and make changes in such guidelines as it from time to time deems proper;

(vi)    to make rules for carrying out and administering the Program and make changes in such rules as it from time to time deems proper;

(vii)    to the extent permitted under the Program, grant waivers of Program terms, conditions, restrictions, and limitations;

(viii)    to construe and interpret the Program and make reasonable determinations as to a Participant’s eligibility for benefits under the Program, including determinations as to Qualifying Termination and disability; and

(ix)    to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Program.

(c)    Action by the Committee.  Except as may otherwise be required or permitted under an applicable charter, the Committee may (i) act only by a majority of its members (provided that any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee), and (ii) may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

(d)    Delegation of Authority.  The Committee has delegated administrative duties to the Company.  In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Program.  The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Program and may rely upon any opinion or computation received from any such counsel, consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Program, as determined by the Committee.

(e)    Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee or by its delegates shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

(f)    Information.  The Company and its Subsidiaries shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Program.  Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, retirement, death or other termination of employment.  Such information shall be conclusive for all purposes of the Program, and the Committee shall be entitled to rely thereon without any investigation thereof.

(g)     Self-Interest.  No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his/her benefits, if any, under the Program.

5.    TERMINATION OF EMPLOYMENT.  If the employment of a Participant is terminated during the Retention Period in circumstances constituting a Qualifying Termination, such Terminated Participant shall be entitled to receive Severance Benefits in accordance with Section 6 below.

6.    SEVERANCE BENEFITS.  In the event a Participant is entitled to receive Severance Benefits pursuant to Section 5 above, the Terminated Participant shall receive a payment equal to the Severance Benefits determined in accordance with the Applicable Benefits Schedule.

7.    PARTICIPANT COVENANTS.  As a condition to receiving the right to participate in the Program and any benefits hereunder, each Participant shall enter into an agreement with the Company or Subsidiary, if deemed applicable, providing for confidentiality and nonsolicitation obligations.

8.    CLAIMS.

(a)    Claims Procedure.  If any Participant or Beneficiary, or their legal representative, has a claim for benefits which is not being paid, such claimant may file a written claim with the Committee setting forth the amount and nature of the claim, supporting facts, and the claimant’s address.  A claimant must file any such claim within sixty (60) days after a Participant’s Termination Date.  Written notice of the disposition of a claim by the Committee shall be furnished to the claimant within ninety (90) days after the claim is filed.  In the event of special circumstances, the Committee may extend the period for determination for up to an additional ninety (90) days, in which case it shall so advise the claimant.  If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Program shall be cited, including an explanation of the Program’s claim review procedure, and, if the claim is perfectible, an explanation as to how the claimant can perfect the claim shall be provided.

(b)    Claims Review Procedure.  If a claimant whose claim has been denied wishes further consideration of his/her claim, he/she may request the Committee to review his/her claim in a written statement of the claimant’s position filed with the Committee no later than sixty (60) days after receipt of the written notification provided for in Section 8(a) above.  The Committee shall fully and fairly review the matter and shall promptly advise the claimant, in writing, of its decision within the next sixty (60) days.  Due to special circumstances, the Committee may extend the period for determination for up to an additional sixty (60) days.

9.    TAXES.

(a)    Withholding Taxes.  The Company or, if deemed applicable, a Subsidiary shall be entitled to withhold from any and all payments made to a Participant under the Program all federal, state, local and/or other taxes or imposts which the Company or the subject Subsidiary determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his/her benefit hereunder.

(b)    No Guarantee of Tax Consequences.  No person connected with the Program in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Program, or paid to or for the benefit of a Participant under the Program, or that such tax treatment will apply to or be available to a Participant on account of participation in the Program.

10.    TERM OF PROGRAM.  The Program shall be effective as of the Effective Date and shall remain in effect until the Board terminates the Program in accordance with Section 11(b) below.

11.    AMENDMENT AND TERMINATION.

(a)     Amendment of Program.  The Program may be amended by the Board at any time with or without prior notice; provided, however, that, except as provided in Section 11(d) hereof, any amendment of the Program during the thirty six (36)-month period immediately following the Effective Date which is less favorable to a Participant shall not be effective as to such Participant unless the Participant shall have consented thereto in writing.

(b)    Termination of Program.  The Program may be terminated or suspended by the Board at any time with or without prior notice; provided, however, that any termination or suspension to be effective during the thirty six (36)-month period immediately following the Effective Date shall not be effective with respect to any Participant  unless such Participant shall have consented thereto in writing.

(c)    No Adverse Affect.  If the Program is amended, terminated, or suspended in accordance with Section 11(a) or 11(b) above, such action shall not adversely affect the benefits under the Program to which any Terminated Participant (as of the date of amendment, termination or suspension) is entitled, unless such amendment is made pursuant to Section 11(d) hereof.

(d)    Code Section 409A.  It is intended that this Program and the Committee’s exercise of authority or discretion hereunder shall be exempt from or comply with the provisions of Code section 409A and the treasury regulations relating thereto so as not to subject a

Participant to the payment of interest and tax penalty which may be imposed under Code section 409A.  In furtherance of this interest, to the extent that any regulations or other guidance issued under Code section 409A after the Effective Date would result in a Participant being subject to payment of interest and tax penalty under Code section 409A, the Committee may amend this Program, without the consent of the Participant, including with respect to the timing of payment of benefits, in order to avoid the application of, or to comply with, Code section 409A and to the extent permitted under Code section 409A; provided, however, that the Company makes no representation that compensation or benefits payable under this Program shall be exempt from or comply with Code section 409A and makes no representation to preclude Code section 409A from applying to the compensation or benefits payable under the Program.

With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Program, to the extent such payment or benefit would be considered deferred compensation under Code section 409A or is required to be included in the Participant’s gross income for federal income tax purposes, such expenses (including, without limitation, expenses associated with in-kind benefits) will be reimbursed by the Company no later than December 31st of the year following the year in which the Participant incurs the related expenses.  In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Participant’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

12.    MISCELLANEOUS.

(a)    Offset.  Except as would otherwise result in a violation of Code section 409A, Severance Benefits shall be reduced by any severance or similar payment or benefit made or provided by the Company or any Subsidiary to the Participant pursuant to (i) any severance plan, program, policy or similar arrangement of the Company or any Subsidiary of the Company (including without limitation the CIC Agreement), (ii) any employment agreement between the Company or any Subsidiary and the Participant, and (iii) any federal, state, local, foreign or other applicable statute, law (common or otherwise), rule, regulation or ordinance.  For avoidance of doubt, (A) any payment or benefit which is Accrued Compensation shall not be considered a severance or similar payment or benefit under this Section 12(a), and (B) the Program is not intended to, and shall not, result in any duplication of payments or benefits to any Participant.

(b)    No Right, Title, or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or its Subsidiaries or any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under the Program.  Nothing contained in the Program, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries and any Participant, Beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company or a Subsidiary under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company or the subject Subsidiary.  Subject to this Section 12(b), all payments to be made hereunder shall be paid from the general funds of the Company or its Subsidiaries and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

(c)    No Right to Continued Employment.  The Participant’s rights, if any, to continue to serve the Company or a Subsidiary as an employee shall not be enlarged or otherwise affected by his/her designation as a Participant under the Program, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time.  The adoption of the Program shall not be deemed to give any employee, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Subsidiary.

(d)    Other Rights.  The Program shall not affect or impair the rights or obligations of the Company, its Subsidiaries or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

(e)    Governing Law.  The Program shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws, except as superseded by applicable federal law (including, without limitation, ERISA).

(f)    Severability.  If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision (but only to the extent that such term or condition cannot be appropriately reformed or modified), shall not be affected thereby and shall continue in effect and application to its fullest extent.

(g)    Incapacity.  If the Committee determines that a Participant is unable to care for his/her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s or the subject Subsidiary’s obligations hereunder.

(h)    Transferability of Rights.  The Company and its Subsidiaries shall have the unrestricted right to transfer its obligations under the Program with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s or any of its Subsidiaries’ assets or business.  No Participant or Beneficiary shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or Beneficiary may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law.  Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or Beneficiary to any portion of the Program benefits not previously paid.

(i)    Interest.  In the event any payment to a Participant under the Program is not paid within thirty (30) days after it is due and Participant notifies the Company and the Company fails to make such payment (to the extent such payment is undisputed), such payment shall thereafter bear interest at the prime rate from time to time as published in The Wall Street Journal, Midwest Edition; provided, however, that no interest shall accrue to the extent, and during the period that, any payment to a “specified employee,” within the meaning of Code section 409A, is subject to a delay required to comply with Code section 409A.

(j)    No Obligation to Mitigate Damages.  The Participants shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under the provisions of the Program and the obtaining of any such other employment shall in no event effect any reduction of the Company’s or its Subsidiaries’ obligations under the Program.

(k)    Forum.  Any suit brought under the Program shall be brought in the federal court for Tarrant County, Texas.

(l)   Condition Precedent to Receipt of Payments or Benefits under the Program.  A Terminated Participant will not be eligible to receive Severance Benefits or any other payments or benefits under the Program (other than Accrued Compensation) unless, prior to the 60th day following such Terminated Participant's Termination Date, (i) such Terminated Participant executes a confidentiality, nonsolicitation and general release agreement (the “Agreement”) containing, among other items, a general release of all claims arising out of said Participant’s employment with, and termination of employment from, the Company or the subject Subsidiary in substantially the form attached hereto as Exhibit A (adjusted as necessary to conform to then existing legal requirements); and (ii) the revocation period specified in the Agreement expires without such Terminated Participant exercising his/her right of revocation as set forth in the Agreement.

(m)    Assumption by Successor to the Company.  The Company shall cause any successor to its business or assets to assume this Program and the obligations arising hereunder and to maintain this Program without modification or alteration for the period required herein.

BENEFITS SCHEDULE - I

(CEO)

Participant	Company’s Chief Executive Officer
Severance Period (applicable during Retention Period)	18 months, plus an additional 1 month per completed year of service with the Company and/or its Subsidiaries, up to a maximum Severance Period of 24 months
Outplacement Assistance	A 1 year program of outplacement assistance selected by the Company in its discretion

Additional Definition

“Good Reason” shall mean:

(a)    any significant adverse reduction in the Participant’s annual cash compensation opportunity expressed in terms of base salary and target annual bonus which is in effect immediately prior to the Effective Date (and as increased from time to time thereafter), except as part of a general reduction in the total compensation opportunities of the Company’s senior executives; for purposes of this definition of Good Reason, a “significant adverse reduction” shall solely mean a reduction of the Participant’s annual cash compensation opportunity by at least ten percent (10%) taken at one time or cumulatively after the Effective Date; or

(b)    the material reduction or material adverse modification of the Participant’s authority or duties, such as a substantial diminution or adverse modification in the Participant’s status or responsibilities, from his/her authorities being exercised and duties being performed by the Participant immediately prior to the Effective Date (and as such authorities and duties may be increased from time to time after the Effective Date).

Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Participant unless the Participant has provided written notice to the Company that such circumstance exists within thirty (30) days of the Participant’s learning of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and provided further, the Participant did not previously consent to the action leading to his/her claim of resignation for “Good Reason.”

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Severance Benefits

If, during the Retention Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Severance Benefits:

(a)    The Company agrees to pay Participant a lump sum cash amount equal to the Participant’s base salary for the duration of the Severance Period, determined using Participant’s base salary as of the Termination Date (disregarding any reduction constituting Good Reason);

(b)    The Company agrees to provide the Participant for 1 year (the “Outplacement Period”) from the Participant’s last date of employment an outplacement program selected by the Company in its discretion; and

(c)    The Company agrees to pay Participant a lump sum cash amount equal to the monthly premium under the Company’s health and welfare plans then in effect for coverage obtained thereunder pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), multiplied by the number of months in the Outplacement Period, in lieu of continuing employee benefits and/or perquisites.  Said amount shall be paid regardless of whether Participant maintains COBRA coverage.

Payments and assistance relating to (a), (b) and (c) will be paid or begin on the 60th day following the Participant’s Termination Date; provided that the assistance relating to (b) will be retroactive to the day following Participant’s Termination Date.

Each individual payment provided for under the Program is intended to be a separate payment and not a stream of payments for the purposes of Code section 409A and are intended to be exempt from Code section 409A under the short-term deferral and separation pay plan exemption to the fullest extent possible.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Program providing for the payment of any amounts or benefits payable under this Program that is non-qualified deferred compensation subject to Code section 409A (such amounts, together, the “409A Deferred Compensation Amounts”), upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Code section 409A (a “Separation from Service”).

Notwithstanding any provisions of the Program to the contrary, if the Participant is a “specified employee” (within the meaning of Code section 409A and determined pursuant to any policies adopted by the Company consistent with Code section 409A), at the time of the Participant’s Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would be considered deferred compensation under Code section 409A and cannot be paid or provided to the Participant without the Participant incurring taxes, interest or penalties under Code section 409A, amounts that would otherwise be payable pursuant to this Program and benefits that would otherwise be provided pursuant to this Program, in each case, during the six-month period immediately

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following the Participant’s Separation from Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Participant’s Separation from Service or (ii) the Participant’s death.

In the event of death, all Severance Benefits (other than the value of outplacement assistance), that have become payable prior to the date of death shall be paid to the Participant’s Beneficiary in accordance with the same schedule otherwise contemplated hereunder to the extent the Severance Benefits constitute Section 409A Deferred Compensation.

Notwithstanding anything contained in the Program to the contrary, the Company shall pay all Accrued Compensation to a Terminated Participant on the 30th day following the Termination Date; provided that any Accrued Compensation attributable to a plan, policy practice, program, contract or agreement shall be paid in accordance with the terms thereof under which the amounts have accrued.

Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among Participants, provided the benefits are paid pursuant to programs that are exempt from or comply with Code section 409A.

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BENEFITS SCHEDULE II

(Executive Vice President Group)

Participant	Executive Vice Presidents of the Company
Severance Period (applicable during Retention Period)	18 months, plus an additional 1 month per completed year of service with the Company and/or its Subsidiaries, up to a maximum Severance Period of 24 months
Outplacement Assistance	A 1 year program of outplacement assistance selected by the Company in its discretion

Additional Definition

“Good Reason” shall mean:

(a)    any significant adverse reduction in the Participant’s annual cash compensation opportunity expressed in terms of base salary and target annual bonus which is in effect immediately prior to the Effective Date (and as increased from time to time thereafter), except as part of a general reduction in the total compensation opportunities of the Company’s senior executives; for purposes of this definition of Good Reason, a “significant adverse reduction” shall solely mean a reduction of the Participant’s annual cash compensation opportunity by at least ten percent (10%) taken at one time or cumulatively after the Effective Date; or

(b)    the material reduction of the Participant’s authority or duties, such as a substantial diminution in the Participant’s status or responsibilities, from his/her authorities being exercised and duties being performed by the Participant immediately prior to the Effective Date (and as such authorities and duties may be increased due to promotions from time to time after the Effective Date).

Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Participant unless the Participant has provided written notice to the Company that such circumstance exists within thirty (30) days of the Participant’s learning of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and provided further, the Participant did not previously consent to the action leading to his/her claim of resignation for “Good Reason.”

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Severance Benefits

If, during the Retention Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Severance Benefits:

(a)    The Company agrees to pay Participant a lump sum cash amount equal to the Participant’s base salary for the duration of the Severance Period, determined using Participant’s base salary as of the Termination Date (disregarding any reduction constituting Good Reason);

(b)    The Company agrees to provide the Participant for 1 year (the “Outplacement Period”) from the Participant’s last date of employment an outplacement program selected by the Company in its discretion; and

(c)    The Company agrees to pay Participant a lump sum cash amount equal to the monthly premium under the Company’s health and welfare plans then in effect for coverage obtained thereunder pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), multiplied by the number of months in the Outplacement Period, in lieu of continuing employee benefits and/or perquisites.  Said amount shall be paid regardless of whether Participant maintains COBRA coverage.

Payments and assistance relating to (a), (b) and (c) will be paid or begin on the 60th day following the Participant’s Termination Date; provided that the assistance relating to (b) will be retroactive to the day following Participant’s Termination Date.

Each individual payment provided for under the Program is intended to be a separate payment and not a stream of payments for the purposes of Code section 409A and are intended to be exempt from Code section 409A under the short-term deferral and separation pay plan exemption to the fullest extent possible.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Program providing for the payment of any amounts or benefits payable under this Program that is non-qualified deferred compensation subject to Code section 409A (such amounts, together, the “409A Deferred Compensation Amounts”), upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Code section 409A (a “Separation from Service”).

Notwithstanding any provisions of the Program to the contrary, if the Participant is a “specified employee” (within the meaning of Code section 409A and determined pursuant to any policies adopted by the Company consistent with Code section 409A), at the time of the Participant’s Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would be considered deferred compensation under Code section 409A and cannot be paid or provided to the Participant without the Participant incurring taxes, interest or penalties under Code section 409A, amounts that would otherwise be payable pursuant to this Program and benefits that would otherwise be provided pursuant to this Program, in each case, during the six-month period immediately

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following the Participant’s Separation from Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Participant’s Separation from Service or (ii) the Participant’s death.

In the event of death, all Severance Benefits (other than the value of outplacement assistance), that have become payable prior to the date of death shall be paid to the Participant’s Beneficiary in accordance with the same schedule otherwise contemplated hereunder to the extent the Severance Benefits constitute Section 409A Deferred Compensation.

Notwithstanding anything contained in the Program to the contrary, the Company shall pay all Accrued Compensation to a Terminated Participant on the 30th day following the Termination Date; provided that any Accrued Compensation attributable to a plan, policy practice, program, contract or agreement shall be paid in accordance with the terms thereof under which the amounts have accrued.

Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among Participants, provided the benefits are paid pursuant to programs that are exempt from or comply with Code section 409A.

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BENEFITS SCHEDULE III

(Senior Vice President Group)

Participant	Senior Vice Presidents of the Company
Severance Period (applicable during Retention Period)	12 months, plus an additional 2 weeks per completed year of service with the Company and/or its Subsidiaries, up to a maximum Severance Period of 18 months
Outplacement Assistance	A 9 month program of outplacement assistance selected by the Company in its discretion

Additional Definition

“Good Reason” shall mean any significant adverse reduction in the Participant’s annual cash compensation opportunity expressed in terms of base salary and target annual bonus which is in effect immediately prior to the Effective Date (and as increased from time to time thereafter), except as part of a general reduction in the total compensation opportunities of the Company’s senior executives; for purposes of this definition of Good Reason, a “significant adverse reduction” shall solely mean a reduction to a position grade below the position grade applicable to the Participant immediately prior to the Effective Date.

Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Participant unless the Participant has provided written notice to the Company that such circumstance exists within thirty (30) days of the Participant’s learning of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and provided further, the Participant did not previously consent to the action leading to his/her claim of resignation for “Good Reason.”

Severance Benefits

If, during the Retention Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Severance Benefits:

(a)    The Company agrees to pay Participant a lump sum cash amount equal to the Participant’s base salary for the duration of the Severance Period, determined using Participant’s base salary as of the Termination Date (disregarding any reduction constituting Good Reason);

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(b)    The Company agrees to provide the Participant for 9 months (the “Outplacement Period”) from the Participant’s last date of employment an outplacement program selected by the Company in its discretion; and

(c)    The Company agrees to pay Participant a lump sum cash amount equal to the monthly premium under the Company’s health and welfare plans then in effect for coverage obtained thereunder pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), multiplied by the number of months in the Outplacement Period, in lieu of continuing employee benefits and/or perquisites.  Said amount shall be paid regardless of whether Participant maintains COBRA coverage.

Payments and assistance relating to (a), (b) and (c) will be paid or begin on the 60th day following the Participant’s Termination Date; provided that the assistance relating to (b) will be retroactive to the day following Participant’s Termination Date.

Each individual payment provided for under the Program is intended to be a separate payment and not a stream of payments for the purposes of Code section 409A and are intended to be exempt from Code section 409A under the short-term deferral and separation pay plan exemption to the fullest extent possible.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Program providing for the payment of any amounts or benefits payable under this Program that is non-qualified deferred compensation subject to Code section 409A (such amounts, together, the “409A Deferred Compensation Amounts”), upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Code section 409A (a “Separation from Service”).

Notwithstanding any provisions of the Program to the contrary, if the Participant is a “specified employee” (within the meaning of Code section 409A and determined pursuant to any policies adopted by the Company consistent with Code section 409A), at the time of the Participant’s Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would be considered deferred compensation under Code section 409A and cannot be paid or provided to the Participant without the Participant incurring taxes, interest or penalties under Code section 409A, amounts that would otherwise be payable pursuant to this Program and benefits that would otherwise be provided pursuant to this Program, in each case, during the six-month period immediately following the Participant’s Separation from Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Participant’s Separation from Service or (ii) the Participant’s death.

In the event of death, all Severance Benefits (other than the value of outplacement assistance), that have become payable prior to the date of death shall be paid to the Participant’s Beneficiary in accordance with the same schedule otherwise contemplated hereunder to the extent the Severance Benefits constitute Section 409A Deferred Compensation.

Notwithstanding anything contained in the Program to the contrary, the Company shall pay all Accrued Compensation to a Terminated Participant on the 30th day following the Termination Date; provided that any Accrued Compensation attributable to a plan, policy

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practice, program, contract or agreement shall be paid in accordance with the terms thereof under which the amounts have accrued.

Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among Participants, provided the benefits are paid pursuant to programs that are exempt from or comply with Code section 409A.

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BENEFITS SCHEDULE IV

(Vice President Group, Assistant Secretary and Assistant Treasurer)

Participant	Vice Presidents, Assistant Secretaries and Assistant Treasurers of the Company
Severance Period (applicable during Retention Period)	6 months, plus an additional 2 weeks per completed year of service with the Company and/or its Subsidiaries, up to a maximum Severance Period of 12 months
Outplacement Assistance	A 6 month program of outplacement assistance selected by the Company in its discretion

Additional Definition

“Good Reason” shall mean any significant adverse reduction in the Participant’s annual cash compensation opportunity expressed in terms of base salary and target annual bonus which is in effect immediately prior to the Effective Date (and as increased from time to time thereafter), except as part of a general reduction in the total compensation opportunities of the Company’s senior executives; for purposes of this definition of Good Reason, a “significant adverse reduction” shall solely mean a reduction to a position grade below the position grade applicable to the Participant immediately prior to the Effective Date.

Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Participant unless the Participant has provided written notice to the Company that such circumstance exists within thirty (30) days of the Participant’s learning of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and provided further, the Participant did not previously consent to the action leading to his/her claim of resignation for “Good Reason.”

Severance Benefits

If, during the Retention Period, Participant’s employment with the Company shall terminate under circumstances described in Section 5, Participant shall receive the following Severance Benefits:

(a)     The Company agrees to pay Participant a lump sum cash amount equal to the Participant’s base salary for the duration of the Severance Period, determined using Participant’s base salary as of the Termination Date (disregarding any reduction constituting Good Reason);

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(b)    The Company agrees to provide the Participant for 6 months (the “Outplacement Period”) from the Participant’s last date of employment an outplacement program selected by the Company in its discretion; and

(c)    The Company agrees to pay Participant a lump sum cash amount equal to the monthly premium under the Company’s health and welfare plans then in effect for coverage obtained thereunder pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), multiplied by the number of months in the Outplacement Period, in lieu of continuing employee benefits and/or perquisites.  Said amount shall be paid regardless of whether Participant maintains COBRA coverage.

Payments and assistance relating to (a), (b) and (c) will be paid or begin on the 60th day following the Participant’s Termination Date; provided that the assistance relating to (b) will be retroactive to the day following Participant’s Termination Date.

Each individual payment provided for under the Program is intended to be a separate payment and not a stream of payments for the purposes of Code section 409A and are intended to be exempt from Code section 409A under the short-term deferral and separation pay plan exemption to the fullest extent possible.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Program providing for the payment of any amounts or benefits payable under this Program that is non-qualified deferred compensation subject to Code section 409A (such amounts, together, the “409A Deferred Compensation Amounts”), upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Code section 409A (a “Separation from Service”).

Notwithstanding any provisions of the Program to the contrary, if the Participant is a “specified employee” (within the meaning of Code section 409A and determined pursuant to any policies adopted by the Company consistent with Code section 409A), at the time of the Participant’s Separation from Service and if any portion of the payments or benefits to be received by the Participant upon Separation from Service would be considered deferred compensation under Code section 409A and cannot be paid or provided to the Participant without the Participant incurring taxes, interest or penalties under Code section 409A, amounts that would otherwise be payable pursuant to this Program and benefits that would otherwise be provided pursuant to this Program, in each case, during the six-month period immediately following the Participant’s Separation from Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Participant’s Separation from Service or (ii) the Participant’s death.

In the event of death, all Severance Benefits (other than the value of outplacement assistance), that have become payable prior to the date of death shall be paid to the Participant’s Beneficiary in accordance with the same schedule otherwise contemplated hereunder to the extent the Severance Benefits constitute Section 409A Deferred Compensation.

Notwithstanding anything contained in the Program to the contrary, the Company shall pay all Accrued Compensation to a Terminated Participant on the 30th day following the Termination Date; provided that any Accrued Compensation attributable to a plan, policy

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practice, program, contract or agreement shall be paid in accordance with the terms thereof under which the amounts have accrued.

Notwithstanding anything contained in the Program to the contrary, the Company or the Committee may, in its sole discretion provide benefits in addition to the benefits described under this Benefit Schedule, which benefits may, but are not required to be, uniform among Participants, provided the benefits are paid pursuant to programs that are exempt from or comply with Code section 409A.

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EXHIBIT A

FORM OF

CONFIDENTIALITY, NONSOLICITATION AND GENERAL RELEASE

 AGREEMENT

This Confidentiality, Nonsolicitation and General Release Agreement (this “Agreement”), dated ___________, 20__ is between RadioShack Corporation, a Delaware corporation (“RadioShack”), and _____________ (the “Participant”)(collectively the “Parties”).

NOW THEREFORE, for valuable consideration, the adequacy which is hereby acknowledged, the Parties agree as follows:

1.    Separation of Employment with RadioShack.

    a.    Effective _______, 20__ (the “Effective Date”), Participant is terminated and separated from his/her position as ____________________________________________ of RadioShack, and Participant thereby relinquishes and resigns from all officer and director positions, all other titles, and all authorities with respect to RadioShack or any affiliated entity of RadioShack and shall be deemed terminated and separated from employment with RadioShack for all purposes. On the Effective Date, (i) Participant’s salary and benefits from RadioShack shall cease to accrue, and he/she shall cease to be able to contribute to any employee benefit plans or programs, and (ii) Participant will return to RadioShack all company-issued RadioShack property, including all Confidential Information described in Section 3. below.

    b.    As consideration to Participant for this Agreement, RadioShack agrees to pay Participant severance payments and benefits in accordance with the Applicable Benefits Schedule for Participant in the Second Amended and Restated RadioShack Officers’ Severance Program (the “Program”); provided, however, Participant does not exercise his/her right of revocation under Section 6 hereof.

    c.    This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Program (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Program.

2.    Covenants Not to Solicit or Interfere.

    a.    During the period of time equal to the Severance Period (determined in accordance with the Applicable Benefits Schedule for Participant (both as defined in the Program)) if and only if Participant has received or will receive severance payments and benefits under the Program, Participant shall not, either directly or indirectly, within the United States of America or any country of the world in which RadioShack sells, imports, exports, assembles, packages or furnishes its products, articles, parts, supplies, accessories or services or is causing them to be sold, imported, exported, assembled, packaged or furnished through related entities, representatives, agents, or otherwise:

i.    solicit or induce, or attempt to solicit or induce, any employee of  RadioShack, current or future, to leave or cease their relationship with RadioShack, for any reason whatsoever, or hire any current or future employee of RadioShack; or

ii.    solicit or attempt to solicit RadioShack’s existing or prospective customers to purchase services or products that are competitive with those manufactured, designed, programmed, serviced, repaired, rented, marketed, offered for sale and/or under any stage of development by RadioShack as of the date of Participant’s separation from RadioShack.  For purposes of this Agreement, existing customers shall mean those persons or firms that RadioShack has made a sale to in the twelve (12) months preceding Participant’s separation from employment; and prospective customers shall mean those persons or firms whom RadioShack has solicited and/or negotiated to sell RadioShack’s products, articles, parts, supplies, accessories or services to within the twelve (12) months preceding Participant’s separation from RadioShack.

    b.    Participant acknowledges that RadioShack conducts its business on an international level and has customers throughout the United States and many other countries, and that the geographic restriction on solicitation is therefore fair and reasonable.

3.    Confidential Information.

    a.    For purposes of this Agreement, “Confidential Information” includes any and all information and trade secrets, whether written or otherwise, relating to RadioShack’s business, property, products, services, operations, sales, prospects, research, customers, business relationships, business plans and finances.

    b.    Participant acknowledges that while employed at RadioShack, Participant has had access to Confidential Information.  Participant further acknowledges that the Confidential Information is of great value to RadioShack and that its improper disclosure will cause RadioShack to suffer damages, including loss of profits.

    c.    Participant shall not at any time or in any manner use, copy, disclose, divulge, transmit, convey, transfer or otherwise communicate any Confidential Information to any person or entity, either directly or indirectly, without RadioShack’s prior written consent.

    d.     Participant acknowledges that all of the information described in subsection (a) above is “Confidential Information,” which is the sole and exclusive property of RadioShack.  Participant acknowledges that all Confidential Information was revealed to Participant in trust, based solely upon the confidential employment relationship then existing between RadioShack and Participant.  Participant agrees: (1) that all writings or other records concerning Confidential Information are the sole and exclusive property of RadioShack; (2) that all manuals, forms, and supplies furnished to or used by Participant and all data or information placed thereon by Participant or any other person are RadioShack’s sole and exclusive property; (3) that, upon execution of this Agreement, or upon request of RadioShack at any time, Participant shall deliver to RadioShack all such writings, records, forms, manuals, and supplies and all copies of such;  (4) that Participant will not make or retain any copies of such for his/her own or personal use, or take the originals or copies of such from the offices of RadioShack; and (5) that Participant will not, at any time, publish, distribute, or deliver any such writing or records to any other person or entity, or disclose to any person or entity the contents of such records or writings or any of the Confidential Information.

    e.    Participant acknowledges that he/she has not disclosed in the past, and agrees not to disclose in the future, to RadioShack any confidential information or trade secrets of former employers or other entities Participant has been associated with.

4.    Non-Disparagement.  Each of Participant and RadioShack (for purposes hereof, “RadioShack” shall mean only (i) RadioShack by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of RadioShack, its respective affiliates, employees, officers, directors, products, articles, parts, supplies, accessories or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 3.

5.    Injunctive Relief; Damages.  Participant acknowledges that any breach of this Agreement will cause irreparable injury to RadioShack and that money damages alone would be inadequate to compensate it.  Upon a breach or threatened breach by Participant of any of this Agreement, RadioShack shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other relief restraining Participant from such breach without posting a bond.  Nothing herein shall be construed as prohibiting RadioShack from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Participant.

6.    General Release

    a.      The Participant, for himself/herself, his/her spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Participant, if any (collectively, “Releasers”), knowingly and voluntarily releases and forever discharges RadioShack, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof, from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against RadioShack, that Participant has, has ever had or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

●           The National Labor Relations Act, as amended;

●           Title VII of the Civil Rights Act of 1964, as amended;

●           The Civil Rights Act of 1991;

●           Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

●           The Employee Retirement Income Security Act of 1974, as amended;

●           The Immigration Reform and Control Act, as amended;

●           The Americans with Disabilities Act of 1990, as amended;

●           The Age Discrimination in Employment Act of 1967, as amended;

●           The Older Workers Benefit Protection Act of 1990;

●           The Worker Adjustment and Retraining Notification Act, as amended;

●           The Occupational Safety and Health Act, as amended;

●           The Family and Medical Leave Act of 1993;

●           The Equal Pay Act;

●           The Texas Labor Code;

●           The Texas Commission on Human Rights Act;

●           The Texas Pay Day Act;

●           Chapter 38 of the Texas Civil Practices and Remedies Code;

●	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

●           Any provisions of the State of Texas or Federal Constitutions; or

●           Any public policy, contract, tort, or common law.

Notwithstanding anything herein to the contrary, this Agreement shall not apply to: (i) Participant’s rights of indemnification and directors’ and officers’ liability insurance coverage to which he/she was entitled immediately prior to the effective date hereof with regard to his/her service as an officer of RadioShack; (ii) Participant’s rights under any tax-qualified pension, claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by RadioShack or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and benefits which must be provided to Participant pursuant to the terms of any employee benefit plan of RadioShack; (iii) Participant’s rights under the provisions of the Program which are intended to survive termination of employment; or (iv) Participant’s rights as a stockholder.  Excluded from this Agreement are any claims which cannot be waived by law.

b.           Participant acknowledges and recites that:

(i)           Participant has executed this Agreement knowingly and voluntarily;

(ii)           Participant has read and understands this Agreement in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;

(iii)           Participant has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he/she wishes with respect to the terms of this Agreement before executing it;

(iv)           Participant has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Participant has had an opportunity, if he/she so desires, to discuss with counsel the terms of this Agreement and their meaning;

(v)           Participant enters into this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

(vi)           Participant has been offered 21 calendar days after receipt of this Agreement to consider its terms before executing it.  If Participant has not executed this Agreement within 21 days after receipt, this Agreement shall be unenforceable and null and void.

c.           Participant shall have 7 days from the date hereof to revoke this Agreement by providing written notice of the revocation as set forth in Section 5, below, in which event this Agreement shall be unenforceable and null and void.

 d.           21 DAYS TO SIGN; 7-DAY REVOCATION PERIOD.  PARTICIPANT UNDERSTANDS THAT HE/SHE MAY TAKE UP TO 21 CALENDAR DAYS FROM THE DATE OF RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT.  FULLY UNDERSTANDING PARTICIPANT’S RIGHT TO TAKE 21 DAYS TO CONSIDER SIGNING THIS AGREEMENT, AND AFTER HAVING SUFFICIENT TIME TO CONSIDER PARTICIPANT’S OPTIONS, PARTICIPANT HEREBY WAIVES HIS/HER RIGHT TO TAKE THE FULL 21 DAY PERIOD.  PARTICIPANT FURTHER UNDERSTANDS THAT HE/SHE MAY REVOKE THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, AND THAT THIS AGREEMENT SHALL NOT BECOME BINDING UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS PASSED.

e.           To revoke this Agreement, Participant must send a written statement of revocation to:

RadioShack Corporation
                                                MS CF5-121
300 RadioShack Circle
Fort Worth, TX  76102
Attn:  Vice President-Human Resources

The revocation must be received no later than 5:00 p.m. on the seventh day following Participant’s execution of this Agreement.

7.    Cooperation.  Participant agrees to cooperate with RadioShack, and its financial and legal advisors, and/or government officials, in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, as reasonably requested by RadioShack.  Also, to the extent Participant incurs travel or other expenses with respect to such activities, RadioShack will reimburse his/her for such reasonable expenses documented and approved in accordance with RadioShack’s then current travel policy.

8.    No Admission.  This Agreement shall not in any way be construed as an admission by RadioShack of any act of discrimination or other unlawful act whatsoever against Participant or any other person, and RadioShack specifically disclaims any liability to or discrimination against Participant or any other person on the part of itself, its employees, or its agents.

9.    Severability.  It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible.  Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected, and in lieu, a provision as similar in terms as possible shall be added.

10.    Entire Agreement.  This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the parties with respect to the subject matter hereof and this Agreement may not be modified by any oral or written agreement unless same is in writing and signed by both parties.

11.    Governing Law.  This Agreement shall be governed by the internal laws (and not the choice of law principles) of the State of Texas, except for the application of pre-emptive federal law.

12.    Survival. Participant’s obligations under this Agreement shall survive the termination of Participant’s employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed to Participant.

13.    Amendments; Waiver.  This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the Parties.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

RADIOSHACK:

RadioShack Corporation, for itself and its subsidiaries
By: _________________________________
Its: _________________________________

PARTICIPANT:
______________________________________
Name: ____________________________________